EXHIBIT 10.2
Signify Health, Inc.
RESTRICTED STOCK UNIT AWARD AGREEMENT
(For Employees)
This Restricted Stock Unit Award Agreement (“Agreement”) is entered into by and between Signify Health, Inc. (the “Company”) and the participant whose name appears below (the “Participant”) in order to set forth the terms and conditions of Restricted Stock Units (the “RSUs”) granted to the Participant under the Signify Health, Inc. 2021 Long-Term Incentive Plan (the “Plan”).
Participant’s Name:

Award Type	“Date of Grant”	Number of RSUs	“Vesting Schedule”
RSUs	[●]	[●]	[●]
Subject to the attached Terms and Conditions and the terms of the Plan, which are incorporated herein by reference, the Company hereby grants to the Participant, on the Date of Grant, and the Participant hereby accepts, the number of RSUs, with the Vesting Schedule as set forth above. Capitalized terms used but not otherwise defined herein or in the attached Terms and Conditions shall have the meanings ascribed to such terms in the Plan.
IN WITNESS WHEREOF, the Company and Participant have duly executed and delivered this Agreement as of the Date of Grant.

SIGNIFY HEALTH, INC.		PARTICIPANT

By:
	Name: [●]	Name: [●]
Title: [●]

PLEASE RETURN ONE SIGNED COPY OF THIS AGREEMENT TO:
Signify Health, Inc.
800 Connecticut Avenue Norwalk, CT 06854
Attn: [●]

Signify Health, Inc.
SIGNIFY HEALTH, INC. 2021 LONG-TERM INCENTIVE PLAN
Terms and Conditions of RSU Grant
1.GRANT OF RSUs. The RSUs have been granted to the Participant as an incentive for the Participant to continue to provide services to the Company and its Affiliates, including the Affiliate employing the Participant (the “Employer”), and to align the Participant’s interests with those of the Company. Each RSU corresponds to one Common Share. Each RSU constitutes a contingent and unsecured promise by the Company to deliver one Common Share on the settlement date, as set forth in Section 3.
2.VESTING. The RSUs shall vest in accordance with the Vesting Schedule, subject to the Participant’s continuous service with the Company and its Affiliates through each applicable vesting date.
(a)All unvested RSUs shall be immediately forfeited upon the Participant’s Separation from Service for any reason.
(b)In the event of the Participant’s Separation from Service by the Company or an Affiliate without Cause or by the Participant for Good Reason within 24 months following a Change in Control, the RSUs shall become fully vested.
(c)For purposes of this Agreement:
(i)“Cause” shall have the meaning ascribed to such term in the Participant’s employment agreement or offer letter with the Company or an Affiliate, if any, or, if not so defined or if the Participant is not a party to such employment agreement or offer letter, “Cause” shall mean (i) the Participant’s indictment for, conviction of, or a plea of guilty or nolo contendere to, a (A) felony or (B) any crime of moral turpitude; (ii) the Participant’s embezzlement, breach of fiduciary duty or fraud with regard to the Company or an Affiliate or any of their respective assets or businesses; (iii) the Participant’s continued failure to perform the duties of the Participant’s position, in the reasonable judgment of the Board; (iv) the Participant’s dishonesty, willful misconduct, or illegal conduct relating to the affairs of the Company, an Affiliate or any of their respective customers; (v) the Participant’s breach of a material provision of any contractual obligation to the Company or an Affiliate; or (vi) other conduct by the Participant that may be harmful to the business, interests, or reputation of the Company or an Affiliate, including any material violation of a policy of the Company or an Affiliate. With respect to clauses (iii), (iv), (v), and (vi) above, the Company or the Employer, as applicable, shall provide ten (10) days written notice to the Participant of its intent to terminate for Cause, and during such ten (10) day period the Participant shall have a right to cure (if curable). If not cured within such period (as determined in the reasonable judgment of the Board, the Participant’s Separation from Service will be effective upon the date immediately following the expiration of the ten (10) day notice period. Notwithstanding anything to the contrary contained herein, the Participant’s right to cure as set forth above shall not apply if there are habitual or repeated breaches by the Participant.)
(ii)“Good Reason” shall have the meaning ascribed to such term in the Participant’s employment agreement or offer letter with the Company or an Affiliate, if any, or, if not so defined or if the Participant is not a party to such employment agreement or offer letter, “Good Reason” shall mean (A) a material diminution in the Participant’s duties, authorities, and responsibilities that is inconsistent with the Participant’s position; (B) a material reduction by the Company or an Affiliate in the Participant’s base salary or target bonus opportunity, other than any such reduction that applies generally to similarly situated employees of the Company and its Affiliates; or (C) the relocation of the Participant’s principal place of employment to a location outside a 50 mile radius from its current location; provided that, for the avoidance of doubt, this clause (C) shall not give rise to Good Reason in the event the Participant is provided with a remote work arrangement including, without limitation, in lieu of relocation; provided, further that, in each case, (x) the Participant shall provide the Company with written notice specifying the circumstances alleged to constitute Good Reason within 60 days following the first occurrence of such circumstances; (y) the Company shall have 30 days following receipt of such notice to cure such circumstances; and (z) if the Company has not cured such circumstances within such 30-day period, the Participant shall terminate his or her employment or service not later than 30 days after the end of such 30-day period. For the avoidance of doubt, if the Participant does not deliver a written notice to the Company specifying the circumstances alleged to constitute Good Reason within 60 days following the first occurrence of such circumstances, the event will no longer constitute Good Reason.
3.SETTLEMENT. Except as otherwise set forth in the Plan, the RSUs will be settled in Common Shares, and the Participant shall receive the number of Common Shares that corresponds to the number of RSUs that have become vested as of the applicable vesting date, which Common Shares shall be delivered on the date that is no later than fifteen (15) days following the applicable vesting date, as determined in the Committee’s sole discretion.
4.DIVIDEND EQUIVALENT PAYMENTS. Until the RSUs settle in Common Shares, if the Company pays a dividend on Common Shares, the Participant will be entitled to a payment in the same amount as the dividend the Participant would have received if he or she held Common Shares in respect of his or her vested and unvested RSUs held but not previously forfeited immediately prior to the record date of the dividend (a “Dividend Equivalent”). No such Dividend Equivalents will be paid to the Participant with respect to any RSU that is thereafter cancelled or forfeited prior to the applicable vesting date. The Committee will determine the form of payment in its sole discretion and may pay Dividend Equivalents in Common Shares, cash or a combination thereof. The Company will pay the Dividend Equivalents within fifteen (15) days of the vesting date of the RSUs to which such Dividend Equivalents relate.
5.NONTRANSFERABILITY. No portion of the RSUs may be sold, assigned, transferred, encumbered, hypothecated, or pledged by the Participant, other than to the Company as a result of forfeiture of the RSUs as provided herein, unless and until payment is made in respect of vested RSUs in accordance with the provisions hereof and the Participant has become the holder of record of the vested Common Shares issuable hereunder, unless otherwise provided by the Committee.
6.TAX AND WITHHOLDING. Pursuant to rules and procedures that the Company or the Employer establishes, federal, state, local or foreign income or other tax or other withholding obligations arising upon settlement of the RSUs may be satisfied, in the Committee’s sole discretion, by having the Company or the Employer withhold Common Shares, by having the Participant tender Common Shares or by having the Company or the Employer withhold cash if the Company provides for a cash withholding option, in each case in an amount sufficient to satisfy the tax or other withholding obligations.

Common Shares withheld or tendered will be valued using the Fair Market Value of the Common Shares on the date the RSUs are settled. Any withholding or tendering of Common Shares shall comply with the requirements of Financial Accounting Standards Board, Accounting Standards Codification, Topic 718, and any withholding satisfied through a net-settlement of the RSUs shall be limited to the maximum statutory withholding requirements. The Participant acknowledges that, if he or she is subject to taxes in more than one jurisdiction, the Company or the Employer may be required to withhold or account for taxes in more than one jurisdiction.
7.RIGHTS AS STOCKHOLDER. The Participant will not have any rights as a stockholder in the Common Shares corresponding to the RSUs prior to settlement of the RSUs.
8.SECURITIES LAW COMPLIANCE. The Company may, if it determines it is appropriate, affix any legend to the stock certificates representing Common Shares issued upon settlement of the RSUs and any stock certificates that may subsequently be issued in substitution for the original certificates. The Company may advise the transfer agent to place a stop order against such Common Shares if it determines that such an order is necessary or advisable.
9.COMPLIANCE WITH LAW. Any sale, assignment, transfer, pledge, mortgage, encumbrance or other disposition of Common Shares issued upon settlement of the RSUs (whether directly or indirectly, whether or not for value and whether or not voluntary) must be made in compliance with any applicable constitution, rule, regulation or policy of any of the exchanges, associations or other institutions with which the Company has membership or other privileges, and any applicable law, or applicable rule or regulation of any governmental agency, self-regulatory organization or state or federal regulatory body.
10.RESTRICTIVE COVENANTS. The Participant hereby acknowledges and agrees that they will be subject to the restrictive covenants set forth in Schedule I which are incorporated herein by reference as if such provisions were set forth herein in full.
11.MISCELLANEOUS.
(a)No Right To Continued Employment or Service. This Agreement shall not confer upon the Participant any right to continue in the employ or service of the Company or an Affiliate, including the Employer, or to be entitled to any remuneration or benefits not set forth in this Agreement or the Plan nor interfere with or limit the right of the Company or an Affiliate, including the Employer, to modify the terms of or terminate the Participant’s employment or service at any time.
(b)No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Participant’s participation in the Plan or acquisition or sale of the underlying Common Shares. The Participant is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan or the RSUs.
(c)Cancellation/Clawback. The Participant hereby acknowledges and agrees that the Participant and the RSUs are subject to the terms and conditions of Section 20(o) of the Plan (regarding reduction, cancellation, forfeiture or recoupment of Awards upon the occurrence of certain specified events).

(d)Plan to Govern. This Agreement and the rights of the Participant hereunder are subject to all of the terms and conditions of the Plan as the same may be amended from time to time, as well as to such rules and regulations as the Committee may adopt for the administration of the Plan.
(e)Amendment. Subject to the restrictions set forth in the Plan, the Company may from time to time suspend, modify or amend this Agreement or the Plan. Subject to the Company’s rights pursuant to Sections 5(b), 13 and 22 of the Plan, no amendment of the Plan or this Agreement may, without the consent of the Participant, adversely affect the rights of the Participant in a material manner with respect to the RSUs granted pursuant to this Agreement.
(f)Severability. In the event that any provision of this Agreement shall he held illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining provisions of this Agreement, and this Agreement shall be construed and enforced as if the illegal or invalid provision had not been included.
(g)Entire Agreement. This Agreement and the Plan contain all of the understandings between the Company and the Participant concerning the RSUs granted hereunder and supersede all prior agreements and understandings.
(h)Successors. This Agreement shall be binding upon and inure to the benefit of any successor or successors of the Company and any person or persons who shall, upon the Participant’s death, acquire any rights hereunder in accordance with this Agreement or the Plan.
(i)Governing Law. To the extent not preempted by federal law, this Agreement (including Schedule I) shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to any conflicts or choice of law, rule or principle that might otherwise refer the interpretation of the award to the substantive law of another jurisdiction.
(j)Compliance with Section 409A of the Internal Revenue Code. The RSUs are intended to comply with Section 409A of the Code (“Section 409A”) to the extent subject thereto, and shall be interpreted in accordance with Section 409A and treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Date of Grant. The Company reserves the right to modify the terms of this Agreement, including, without limitation, the payment provisions applicable to the RSUs, to the extent necessary or advisable to comply with Section 409A and reserves the right to make any changes to the RSUs so that the RSUs do not become deferred compensation under Section 409A.
For purposes of this Agreement, each amount to be paid or benefit to be provided shall be construed as a separate identified payment for purposes of Section 409A.
Notwithstanding any provision in the Plan or this Agreement to the contrary, if the Participant is a “specified employee” and a payment subject to Section 409A (and not excepted therefrom) to the Participant is due upon Separation from Service, such payment shall be delayed for a period of six (6) months after the date the Participant Separates from Service (or, if earlier, the death of the Participant). Any payment that would otherwise have been due or owing during such six-month period will be paid immediately following the end of the six-month period unless another compliant date is specified in the applicable agreement. If the RSUs include a “series of installment payments” (within the meaning of Treas. Reg. § 1.409A-2(b)(2)(iii)), the Participant’s right to such series of installment payments shall be treated as a right to a series of separate payments and not as a right to a single payment, and if the RSUs include “dividend equivalents” (within the meaning of Treas. Reg. § 1.409A-3(e)), the Participant’s right to such dividend equivalents shall be treated separately from the right to other amounts under the RSUs.
Notwithstanding any provision of the Plan or this Agreement to the contrary, in no event shall the Company or an Affiliate, including the Employer, be liable to the Participant on account of failure of the RSUs to (i) qualify for favorable U.S. or foreign tax treatment or (ii) avoid adverse tax treatment under U.S. or foreign law, including, without limitation, under Section 409A.

Schedule I
Restrictive Covenants
1.Definitions. Capitalized terms not defined herein shall have the meaning set forth in the Restricted Stock Unit Award Agreement (the “Agreement”) to which this Schedule I (this “Appendix”) is appended. For purposes of this Appendix:
(a)“Business” means any line of business in which any member of the Company Group is engaged during Participant’s employment, or, with respect to the portion of the Restricted Period that follows termination of Participant’s employment, at the time of such termination.
(b)“Company” means Signify Health, Inc., a Delaware corporation (including its successors and assigns).
(c)“Company Group” means the Company, its subsidiaries and its affiliates.
(d)“Confidential Information” means any non-public, proprietary or confidential information, including, without limitation, trade secrets, know-how, research and development, software, databases, inventions, processes, methods, procedures, computer programs and architecture, formulae, technology, designs, customer information, lists and identities, employee lists and identities, methodologies, contractual forms, Works and other Intellectual Property, information concerning finances, investments, profits, pricing, costs, products, services, vendors, customers, clients, partners, investors, personnel, compensation, recruiting, training, advertising, sales, marketing, promotions, government and regulatory activities and approvals, in each case, concerning the past, current or future business, activities and operations of the Company Group and/or any third party that has disclosed or provided any of same to the Company Group on a confidential basis, and other information, whether tangible or intangible. Notwithstanding the foregoing, “Confidential Information” shall not include any information that is or becomes (A) generally known to the public other than as a result of Participant’s breach of this or any other confidentiality covenant; or (B) required by law to be disclosed; provided that with respect to subsection (B), Participant shall, to the extent permitted by law, give prompt written notice to the Company of such requirement, disclose no more information than is so required, and reasonably cooperate at the Company’s sole expense with any attempts by the Company to obtain a protective order or similar treatment.
(e)“Intellectual Property” means any and all patents, invention disclosures, invention registrations, ideas, trademarks, service marks, trade names, corporate names, trade dress, certification marks, logos, domain names, social media identifiers or accounts, rights of publicity, copyrights, derivative works, mask works, trade secrets, know-how, software, and all other intellectual property and proprietary rights recognized by any applicable law of any jurisdiction, and all registrations and applications for registration of, improvements to the inventions disclosed in each such issuance, patent or patent application and all rights to claim priority (including under the Paris Convention) to and all goodwill associated with the foregoing, including rights in copies and embodiments of any of the foregoing (whether electronic or tangible) and rights to sue or recover and retain damages and costs and attorneys’ fees for past, present and future infringement, misappropriation or other violation of any of the foregoing.
(f)“Moral Rights” means any rights to claim authorship of a work, to object to or prevent the modification or destruction of a work, or to withdraw from circulation or control the publication or distribution of a work, and any similar right, existing under any applicable law of any jurisdiction, regardless of whether or not such right is denominated or generally referred to as a “moral right.”
(g)“Restricted Area” means (A) any geographic area in which any member of the Company Group does business during Participant’s employment with the Company Group or (B) within twenty five (25) miles of any location where any member of the Company Group has one or more clients or customers during Participant’s employment with the Company Group or, with respect to the portion of the Restricted Period that follows the termination of Participant’s employment with the Company Group, at the time of such termination.
(h)“Restricted Period” means the 12 month period immediately following the date of the cessation of Participant’s employment with the Company Group for any reason.
(i)“Restricted Employee” means any employee of the Company Group, or any person who was an employee of the Company Group at any time during the six months prior to the date such person is to be so hired, solicited or contacted (other than any person who was terminated by any member of the Company Group without cause prior to being so hired, solicited or contacted), in each case that is not a Senior Restricted Employee.
(j)“Senior Restricted Employee” means any C-level executive officer of any member of the Company Group.
(k)“Works” means any and all works of authorship, inventions, discoveries, materials, processes, methods, documents or other work product (including without limitation, research, reports, software, data, databases, programs, apparatus, designs, systems, applications, presentations, textual works, content, or audiovisual materials and the like).
2.Scope and Reasonableness. The Participant acknowledges and agrees that (a) the covenants of Participant set forth in this Appendix constitute a material inducement for the Company to execute and deliver the Agreement, and (b) irreparable harm would result to the Company and the Company Group as a result of a violation or breach by Participant of the obligations set forth in this Appendix. Participant acknowledges and agrees that the restrictions contained in this Appendix, including, with respect to the definition of the Business, the Restricted Area and the Restricted Period, are reasonable in all respects, including for the purpose of preserving for the Company’s and each member of the Company Group’s proprietary rights, going business value and goodwill of the Company Group and the Business, and do not constitute an unreasonable restriction on Participant’s ability to earn a living.
3.Restrictive Covenants and Representations.
(a)Confidential Information.
(i)Subject to Section 3(a)(v) and Section 3(d), Participant will not at any time (A) retain or use for the benefit, purposes or account of Participant or any other person outside of the Company Group, or in any manner adverse to the interests of the Company Group, any Confidential Information; or (B) disclose, divulge, reveal, communicate, share, transfer or provide access to any person outside of the Company Group any Confidential Information (other than in performance of Participant’s duties during Participant’s employment and/or service with the Company Group and pursuant to customary industry practice), without the prior written authorization of the Board of Directors of the Company. Participant will take all action reasonably necessary to protect the Confidential Information from being disclosed to anyone other than persons authorized by the Company Group.
(ii)Except as required by law, Participant will not disclose to anyone, other than Participant’s family (it being understood that, in this Section 3, the term “family” refers to

Participant, Participant’s spouse, children, parents and spouse’s parents) and advisors, the existence or contents of this Appendix; provided that Participant may disclose to any prospective future employer the provisions of this Section 3. This Section 3(a)(ii) shall terminate if a member of the Company Group publicly discloses a copy of this Appendix (or, if a member of the Company Group publicly discloses summaries or excerpts of this Appendix, to the extent so disclosed).
(iii)All Confidential Information shall remain the sole and exclusive property of the applicable Company Group. To the extent that Participant acquires any right, title or interest in or to any Confidential Information, Participant hereby irrevocably assigns, transfers, conveys and delivers to the applicable member of the Company Group all such right, title and interest in and to such Confidential Information.
(iv)Upon termination of Participant’s employment with the Company Group for any or no reason, Participant shall (A) cease and not thereafter commence use of any Confidential Information or Intellectual Property (including without limitation, any patent, invention, copyright, trade secret, trademark, trade name, logo, domain name or other source indicator) owned or used by the Company Group; and (B) immediately destroy, delete, or return to the Company, at the Company’s option, all originals and copies in any form or medium (including documents, memoranda, books, papers, plans, computer files, letters, email and computer disks or tapes, whether machine or user readable, and other data) in Participant’s possession or control (including any of the foregoing stored or located in Participant’s office, home, laptop or other computer, whether or not Company Group property) that contain Confidential Information. At the time Participant returns or destroys such copies of Confidential Information, Participant will acknowledge to the Company Group, in writing and under oath, that Participant has complied with the terms of this Appendix.
(v)18 U.S.C. § 1833(b) provides: “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.” Nothing in this Section 3 is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. § 1833(b). Accordingly, the parties to this Appendix have the right to disclose in confidence trade secrets to federal, state, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law. The parties also have the right to disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure.
(b)Non-Competition/Non-Solicitation.
(i)    While Participant is employed by the Company Group and during the Restricted Period, Participant agrees to not, directly or indirectly, whether as owner, partner, investor, consultant, agent, employee, co-venturer or otherwise, carry on, own, manage, operate, participate in. provide services to, or be employed or engaged in any capacity by any person or entity engaged in the Business within the Restricted Area (“Competing Business”), provided that, Participant may (x) collectively own less than 1% of the outstanding shares of any class of securities of any enterprise (but without otherwise participating in the activities of such enterprise) if such securities are listed on any national or regional securities exchange and have been registered under Section 12(g) of the Securities Exchange Act of 1934, as amended and (y) following the cessation of Participant’s employment with the Company Group, be employed or engaged by or provide services to a Competing Business so long as (1) Participant works for or provides services to a division or subsidiary that is not itself engaged in the Business and (2) Participant is not employed or engaged in any capacity similar or related to the capacity in which

Participant was employed by the Company Group for the two-year period immediately preceding the date of Participant’s cessation of employment. Competing Businesses include, without limitation, Matrix Medical Network, naviHealth, OptumCare, Fusion5, Archway, Sound Physicians, Change Healthcare, Aver, Cognizant, Cedar Gate, Aledade, Evolent Health, Privia Health, Collaborative Health Systems (under WellCare), Imperium Health Management, Clover Health, Premier and VillageMD. While Participant is employed by the Company Group and during the Restricted Period, Participant agrees not to, either alone or in conjunction with Participant’s affiliates, directly or indirectly solicit, induce or attempt to induce any Senior Restricted Employee or Restricted Employee to leave the employ or service of any member of the Company Group, hire any Senior Restricted Employee or Restricted Employee, or in any way interfere with the employee relationship between the Company Group and any such Senior Restricted Employee or Restricted Employee, provided that the foregoing restriction not to solicit (but not, for the avoidance of doubt, the restrictions on hiring, inducement or interference) shall not be violated by general advertising or solicitation not specifically targeted at any Senior Restricted Employee or Restricted Employee.
(ii)    While Participant is employed by the Company Group and during the Restricted Period, Participant shall not, either alone or in conjunction with Participant’s affiliates, directly or indirectly, (A) solicit, induce or service, attempt to solicit, induce or service, or assist in soliciting, inducing or servicing, the business of any then current or prospective client, supplier, licensee, licensor or other business relation of any member of the Company Group in a manner which (x) induces such person not to do business with, (y) induces such person to cease doing business with, or (z) reduces the amount of business conducted with, any member of the Company Group, or (B) in any way interferes with the relationship between any then current or prospective client, supplier, licensee, licensor or other business relation of any member of the Company Group:
(1)with whom Participant had personal contact or dealings in furtherance of the Business on behalf of any member of the Company Group during the one-year period immediately preceding Participant’s termination of employment;
(2)about whom Participant had knowledge of any member of the Company Group’s plans, pricing or Confidential Information with respect to such person;
(3)with whom employees reporting to Participant have had personal contact or dealings on behalf of any member of the Company Group during the one-year period immediately preceding Participant’s termination of employment; or
(4)for whom Participant had direct or indirect responsibility during the one-year period immediately preceding Participant’s termination of employment.
(c)Intellectual Property.
(i)        Participant shall promptly and fully disclose in writing to the Company Group any and all Works and any and all Intellectual Property that Participant conceives, creates, invents, designs, develops, contributes to, improves or reduces to practice, either alone or with one or more third parties, at any time during Participant’s employment with any member of the Company Group (i) that are within the scope of such employment, (ii) with the use of any resources, trade secrets, know-how or other Confidential Information of the Company Group or (iii) that otherwise relate to the Company Group’s business or actual or demonstrably anticipated research or development (collectively, “Newly Developed Works”). Participant also acknowledges and agrees that the Company Group solely and exclusively owns any and all Works and Intellectual Property that Participant conceived, created, invented, designed, developed, contributed to, improved or reduced to practice, either alone or with one or more third parties, at any time prior to the date hereof, (A) that were within the scope of his or her employment with the Company Group, (B) with the use of any resources trade secrets, know-how or other confidential information of the Company Group or its subsidiaries or (C) that otherwise related to the Company Group’s business or actual or demonstrably anticipated research or development (“Previously Developed Works” and together with Newly Developed Works, “Company Works”).
(ii)        Participant acknowledges and agrees that the Company Group has and will continue to have sole exclusive title and ownership rights in and to all Company Works. Participant hereby irrevocably assigns, transfers, conveys and delivers, to the maximum extent permitted by applicable law, all of Participant’s right, title, and interest in, to and under Company Works (including rights under patent, industrial property, copyright, trademark, trade secret, unfair competition, other Intellectual Property laws, and related laws) to the Company, to the extent ownership of any such rights does not vest originally in the Company. Participant acknowledges and agrees that, with respect to any Company Works that may qualify as a Work Made for Hire as defined in 17 U.S.C. § 101 or other applicable law, such Company Work is and will be deemed a Work Made for Hire and the Company will have the sole and exclusive right to all Intellectual Property related thereto (or, in the event that any such Company Work does not qualify as a Work Made for Hire, all Intellectual Property related thereto is automatically assigned to the Company as above). If Participant creates any written records (in the form of notes, sketches, drawings, or any other tangible form or media) of any Company Works, Participant will keep and maintain same. The records will be available to and remain the sole property and intellectual property of the Company at all times.
(iii)        Participant shall take all reasonably requested actions and execute all reasonably requested documents (including any licenses or assignments required by a government contract) at the Company’s expense (but without further remuneration) to assist the Company in validating, maintaining, protecting, enforcing, perfecting, recording, patenting or registering any of the Company’s rights in the Company Works.
(iv)        Participant shall not improperly use for the benefit of, bring to any premises of, divulge, disclose, communicate, reveal, transfer or provide access to, or share with the Company or its subsidiaries any confidential, proprietary or non-public information or Intellectual Property relating to a former employer or other third party without the prior written permission of such third party. Participant shall comply with all relevant policies and guidelines of the Company and its subsidiaries that are from time to time previously disclosed to Participant, including regarding the protection of Confidential Information and Intellectual Property and potential conflicts of interest.
(v)        Set forth in Exhibit A (Prior Inventions) attached hereto is a complete list of all Works and Intellectual Property that Participant, alone or jointly with others, conceived, developed, created, invented, designed, developed, contributed to, improved or reduced to practice prior to the commencement of Participant’s employment with the Company Group, that are Participant’s property, and that the Company acknowledges and agrees are excluded from the scope of this Appendix (collectively, “Prior Inventions”). If disclosure of any such Prior Invention would cause Participant to violate any prior confidentiality agreement, Participant understands that Participant is not to list such Prior Inventions in Exhibit A but is only to disclose where indicated a cursory name for each such Prior Invention, a listing of each person or entity to whom it belongs, and the fact that full disclosure as to such Prior Inventions has not been made for that reason (it being understood that, if no Invention or disclosure is provided in Exhibit A, Participant hereby represents and warrants that there are no Prior Inventions). If, in the course of Participant’s employment with the Company Group, Participant incorporates any Prior Invention into any Company Group product, process or machine or otherwise uses any Prior Invention, Participant hereby grants to the Company Group a worldwide, non-exclusive, irrevocable, perpetual, fully paid-up and royalty-free license (with rights to sublicense through multiple tiers of sublicensees) to use, reproduce, modify, make derivative works of, publicly perform, publicly display, make, have made, sell, offer for sale, import and otherwise exploit such Prior Invention for any purpose.
(vi)        To the extent Participant may do so under applicable law, Participant hereby waives and agrees never to assert any Moral Rights that Participant may have in or with respect to any Company Works, even after termination of any work on behalf of the Company Group.
(vii)    The provisions of Section 3(c) hereof shall survive the termination of Participant’s employment for any or no reason.
(d)Whistleblower Protection. Notwithstanding anything to the contrary contained in this Appendix (including Section 3), no provision of this Appendix shall be interpreted so as to impede Participant from reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or making other disclosures under the whistleblower provisions of federal law or regulation. Participant does not need the prior authorization of any member of the Company Group to make any such reports or disclosures, and Participant shall not be not required to notify any member of the Company Group that such reports or disclosures have been made. The Company Group may not retaliate against Participant for any of these activities, and nothing in this Appendix or otherwise requires Participant to waive any monetary award or other payment that Participant might become entitled to from the Securities and Exchange Commission or any other governmental entity or self-regulatory organization.
(e)Blue Pencil. It is the desire and intent of the parties that the provisions of this Section 3 shall be enforced to the fullest extent permissible under the laws and policies in the jurisdiction in which enforcement is sought. Accordingly, if any particular provision or clause of this Section 3 shall be adjudicated to be invalid or unenforceable, then such provision or clause shall be deemed amended to delete therefrom the portion thus adjudicated to be invalid or unenforceable or modified to permit its enforcement to the maximum extent permitted by law.
(f)Equitable Relief and Other Remedies. Participant acknowledges and agrees that a breach of this Section 3 may result in material and irreparable injury to the Company Group and that the Company’s remedies at law for a breach or threatened breach of any of the provisions of Section 3 of this Appendix would be inadequate and, in recognition of this fact, Participant agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company Group, without posting any bond or other security, shall be entitled to obtain equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available, without the necessity of showing actual monetary damages.
(g)Return of Property. Upon termination of Participant’s employment with the Company Group for any reason whatsoever, voluntarily or involuntarily (and in all events within five (5) days of Participant’s date of termination), and at any earlier time the Company requests, Participant will deliver to the person designated by the Company all originals and copies of all documents and property of the Company Group in Participant’s possession, under Participant’s control or to which Participant may have access, including but not limited to, any office or communications equipment (e.g., laptop, cellular phone, etc.) that Participant has or has been using, and any business or business-related files that Participant has in Participant’s possession. Participant will not reproduce or appropriate for Participant’s own use, or for the use of others, any property or Confidential Information, and shall remove from any personal computing or communications equipment all information relating to the Company Group.

(h)Non-Disparagement. While Participant is employed by the Company Group and thereafter, Participant agrees that Participant will not disparage any member of the Company Group or any of its officers, directors, investors, employees, and agents, and its and their respective successors and assigns, heirs, executors, and administrators, or make any public statement reflecting negatively on any member of the Company Group or any of its officers, directors, investors, employees, and agents, and its and their respective successors and assigns, heirs, executors, and administrators, to third parties, including, but not limited to, any matters relating to the operation or management of the Company Group, irrespective of the truthfulness or falsity of such statement. The foregoing limitation shall not be violated by truthful statements in response to legal process, required governmental testimony or filings, or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings), and the foregoing limitation on the Company’s executives and directors shall not be violated by statements that they in good faith believe are necessary or appropriate to make in connection with performing their duties and obligations to the Company.
(i)Participant Representation. Participant represents and warrants to the Company that there are no restrictions, agreements or understandings whatsoever to which Participant is a party which would prevent or make unlawful Participant’s execution of this Appendix or Participant’s employment with the Company Group, which is or would be inconsistent or in conflict with this Appendix or Participant’s employment with the Company Group, or would prevent, limit or impair in any way the performance by Participant of the obligations hereunder or otherwise to the Company Group. In addition, Participant has disclosed to the Company all restraints, confidentiality commitments and other employment restrictions that Participant has with any other employer, person or entity. Participant covenants that in connection with Participant’s provision of services to the Company Group, Participant shall not breach any obligation (legal, statutory, contractual or otherwise) to any former employer or other person, including, but not limited to, obligations relating to confidentiality and proprietary rights.
(j)Tolling. In the event of any violation of the provisions of this Section 3, Participant acknowledges and agrees that the post-termination restrictions contained in this Section 3 shall be extended by a period of time equal to the period of such violation, it being the intention of the parties hereto that the running of the applicable post-termination restriction period shall be tolled during any period of such violation.

4.Cooperation. During the Participant’s employment with the Company Group and thereafter, Participant shall cooperate with the Company Group, upon the Company’s reasonable request and sole expense, with respect to any investigation (including any internal investigation) or administrative, regulatory or judicial proceeding involving matters within the scope of Participant’s duties and responsibilities to the Company Group (including, without limitation, Participant being available to the Company upon reasonable notice for interviews and factual investigations, appearing at the Company’s reasonable request to give testimony without requiring service of a subpoena or other legal process, and turning over to the Company all relevant Company documents which are or may come into Participant’s possession) (collectively, the “Claims”). To the extent permitted by law, Participant agrees to promptly inform the Company if Participant becomes aware of any lawsuits involving Claims that may be filed or threatened against any member of the Company Group. Participant also agrees to promptly inform the Company (to the extent that Participant is legally permitted to do so) if Participant is asked to assist in any investigation of any member of the Company Group (or its actions) or another party attempts to obtain information or documents from Participant (other than in connection with any litigation or other proceeding in which Participant is a party-in-opposition) with respect to matters Participant believes in good faith to relate to any investigation of any member of the Company Group, in each case, regardless of whether a lawsuit or other proceeding has then been filed against any member of the Company Group with respect to such investigation, and shall not do so unless legally required. During the pendency of any litigation or other proceeding involving Claims, Participant shall not communicate with anyone (other than

Participant’s attorneys and tax and/or financial advisors and except to the extent that Participant determines in good faith is necessary in connection with the performance of Participant’s duties hereunder) with respect to the facts or subject matter of any pending or potential litigation or regulatory or administrative proceeding involving any member of the Company Group without giving prior written notice to the Company or the Company’s counsel (to the extent Participant is legally permitted to do so). Upon presentation of appropriate supporting documentation, the Company shall pay or reimburse Participant for all reasonable out-of-pocket travel, duplicating or telephonic expenses incurred by Participant in complying with this Section 4.
5.Survival. The respective rights and obligations of the parties under Sections 3 and 4 of this Appendix shall survive any termination of Participant’s employment.
6.Assignment. This Appendix may be assigned, without the consent of Participant, by the Company to any of its affiliates or any person, partnership, corporation or other entity that has purchased all or substantially all of the assets of the Company, provided such assignee assumes any and all of the liabilities of the Company hereunder. The duties and responsibilities of Participant under this Appendix are of a personal nature and shall not be assignable or delegable in whole or in part by Participant.
7.Remedies Cumulative; No Waiver. No remedy conferred upon a party by this Appendix is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to any other remedy given under this Appendix or now or hereafter existing at law or in equity. No delay or omission by a party in exercising any right, remedy or power under this Appendix or existing at law or in equity shall be construed as a waiver thereof, and any such right, remedy or power may be exercised by such party from time to time and as often as may be deemed expedient or necessary by such party in its sole discretion.
8.Severability. If any provision of this Appendix or application thereof to anyone or under any circumstances is adjudicated to be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect any other provision or application of this Appendix which can be given effect without the invalid or unenforceable provision or application and shall not invalidate or render unenforceable such provision or application in any other jurisdiction. If any provision is held void, invalid or unenforceable with respect to particular circumstances, it shall nevertheless remain in full force and effect in all other circumstances.